For Immediate Release

Builders FirstSource Reports Third Quarter 2023 Results and Updates 2023 Guidance

Net sales of $4.5 billion, a decrease of 21.3%

Net income of $451.5 million

Earnings per diluted share of $3.59 per share

Adjusted EBITDA of $813.3 million at a margin of 17.9%

Repurchased 1.7 million shares in Q3; $1.6 billion of share repurchases YTD

November 1, 2023 (Irving, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales of $4.5 billion, a 21.3% decrease primarily driven by a weaker housing market and commodity deflation, partially offset by growth from acquisitions.
•
Gross profit margin percentage decreased 10 basis points to 34.9%, primarily due to core organic margin normalization and partially offset by Multi-Family strength.
•
Net income decreased 38.8% to $451.5 million, or $3.59 per diluted share compared to $4.72 in the prior year period. Adjusted net income decreased 34.4% to $533.6 million, or $4.24 per diluted share compared to $5.20 in the prior year period. Net income and adjusted net income per diluted share declined 23.9% and 18.5%, respectively.
•
Adjusted EBITDA decreased 30.6% to $813.3 million, primarily driven by lower net sales. Adjusted EBITDA margin declined by 240 basis points to 17.9% attributable to lower net sales and reduced operating leverage.
•
Cash provided by operating activities was $649.5 million, down $851.3 million compared to the prior year period, while free cash flow was $537.8 million, down $879.4 million compared to the prior year period.
•
Strong quarter-end balance sheet with liquidity of $1.1 billion and a net debt to LTM Adjusted EBITDA ratio of 1.1x.
•
Repurchased 1.7 million shares of common stock at an average price of $136.22 for $224.9 million, inclusive of fees and taxes. Year to date, the Company has repurchased 16.2 million shares of its common stock at an average price of $97.43 per share for $1.6 billion, inclusive of fees and taxes. The Company has reduced shares outstanding by 11.2% year to date.
•
The Company completed two acquisitions during the quarter. Year to date, the Company has completed five acquisitions with aggregate prior year sales of approximately $350 million.

“Despite industry volatility and macroeconomic headwinds, our resilient third quarter results reflect the strength of our value-added portfolio, broad footprint, and operational initiatives,” commented Dave Rush, CEO of Builders FirstSource. “We remain confident in our 2023 outlook as we focus on being the best partner for our customers and executing our strategy to drive long-term growth.”

Mr. Rush continued, “As we look toward 2024, we will maintain our best-in-class customer service, offer an attractive product mix, and launch our BFS Digital Tools to make the building process faster, more efficient, and more affordable. We are committed to investing in automation and process improvements, which will continue to generate productivity savings, help solve the labor issues currently facing our customers, and solidify us as a trusted partner.”

Peter Jackson, CFO of Builders FirstSource, added, “Our third quarter results demonstrate the effectiveness of our operating model in the face of macro volatility. We are maintaining a healthy balance sheet and prudently deploying capital to the highest return opportunities, which included acquisitions and share repurchases during the third quarter. We are leveraging our sustainable competitive advantages and strong financial position to drive future growth and value creation for our shareholders.”

Third Quarter 2023 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales of $4.5 billion, a 21.3% decrease driven by a decline in core organic net sales of 13.5%, commodity deflation of 9.1%, and one fewer selling day having a negative impact of 1.6%, partially offset by growth from acquisitions of 2.9%.
•
Driving the core organic net sales decline of 13.5%, Single-Family declined 19.2%, while Multi-Family increased 6.4%, and Repair and Remodel (“R&R”)/Other increased 1.4%.

Gross Profit

•
Gross profit was $1.6 billion, a decrease of 21.5% compared to the prior year period. The gross profit margin percentage decrease of 10 basis points to 34.9% was primarily driven by core organic margin normalization and partially offset by Multi-Family strength.

Selling, General and Administrative Expenses

•
SG&A was $939.5 million, a decrease of $60.7 million, or 6.1%, primarily driven by lower variable compensation due to lower core organic net sales, partially offset by additional expenses from operations acquired within the last twelve months. As a percentage of net sales, total SG&A increased by 330 basis points to 20.7%, primarily attributable to reduced operating leverage.

Interest Expense

•
Interest expense increased $6.1 million to $50.2 million, primarily due to higher debt balances and interest rates.

Income Tax Expense

•
Income tax expense was $140.0 million, compared to $232.4 million in the prior year period, and the effective tax rate in the third quarter decreased 20 basis points year-over-year to 23.7%.

Net Income

•
Net income was $451.5 million, or $3.59 earnings per diluted share, compared to net income of $738.0 million, or $4.72 earnings per diluted share, in the same period a year ago. The 38.8% decrease in net income was primarily driven by lower net sales.

Adjusted Net Income

•
Adjusted net income was $533.6 million, a decrease of 34.4% primarily driven by lower net sales.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $4.24, compared to $5.20 adjusted earnings per diluted share in the same period a year ago. The 18.5% decrease was primarily driven by lower net sales, partially offset by share repurchases.

Adjusted EBITDA

•
Adjusted EBITDA decreased 30.6% to $813.3 million, primarily driven by lower net sales.
•
Adjusted EBITDA margin declined by 240 basis points from the prior year period to 17.9%, primarily due to lower net sales and reduced operating leverage.

Capital Structure, Leverage, and Liquidity Information

•
For the nine months ended September 30, 2023, cash provided by operating activities was $1.7 billion, and cash used in investing activities was $0.5 billion. The Company’s free cash flow was $1.4 billion.
•
Liquidity as of September 30, 2023 was approximately $1.1 billion, consisting of $1.0 billion in net borrowing availability under the revolving credit facility and $0.1 billion of cash on hand.
•
As of September 30, 2023, LTM Adjusted EBITDA was $2.9 billion and net debt was $3.3 billion, resulting in the net debt to LTM Adjusted EBITDA ratio increasing to 1.1x, compared to 0.7x in the prior year period.
•
In the third quarter, the Company repurchased 1.7 million shares of its common stock at an average price of $136.22 per share for $224.9 million, inclusive of fees and taxes. Year to date, the Company has repurchased 16.2 million shares of its common stock at an average price of $97.43 per share for $1.6 billion, inclusive of fees and taxes. The Company has reduced shares outstanding by 11.2% year to date.
•
The Company has $0.4 billion remaining on its most recent $1.0 billion share repurchase authorization approved in April 2023.
•
Since the inception of its buyback program in August 2021, the Company has repurchased 85.5 million shares of its common stock, or 41.4% of its total shares outstanding, at an average price of $69.13 per share for a total cost of $5.9 billion. As of September 30, 2023, shares outstanding were 123.4 million.

Operational Excellence Productivity

•
Year to date, the Company has delivered approximately $138 million in productivity savings related to operations excellence and supply chain initiatives.

•
The Company believes it can deliver $140 million to $160 million in productivity savings in 2023.

2023 Total Company Outlook

For 2023, the Company expects to achieve the financial performance highlighted below. Projected Net Sales and Adjusted EBITDA include the expected benefit of price, commodity, and margin impacts for 2023.

•
Net Sales to be in a range of $16.8 billion to $17.1 billion.
•
Gross Profit margin to be in a range of 34% to 35%.
•
Adjusted EBITDA to be in a range of $2.7 billion to $2.8 billion.
•
Adjusted EBITDA margin to be in a range of 15.8% to 16.7%.

2023 Full Year Assumptions

The Company’s anticipated 2023 performance is based on several assumptions for the full year, including the following:

•
Within the Company’s geographies, Single-Family starts are projected to be down low double-digits to high single-digits, Multi-Family starts up low double-digits, and R&R is projected to be up low-to-mid-single digits.
•
Acquisitions completed within the last twelve months are projected to add net sales growth of 2% to 3%.
•
Total capital expenditures in the range of $400 million to $450 million.
•
Free cash flow in the range of $1.8 billion to $2.0 billion, assuming average commodity prices in the range of $400 to $425 per thousand board feet (mbf).
•
Interest expense in the range of $190 million to $200 million.
•
An effective tax rate of 23.0% to 25.0%.
•
Depreciation and amortization expenses in the range of $550 million to $600 million, including approximately $160 million of amortization related to intangible assets acquired in the BMC merger. Total depreciation projected to be $225 million, and total amortization projected to be $340 million.
•
No change in selling days in 2023 versus 2022.

Conference Call

Builders FirstSource will host a conference call and webcast on Wednesday, November 1, 2023, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Dave Rush, Chief Executive Officer, and Peter Jackson, Chief Financial Officer.

To participate in the teleconference, please dial into the call a few minutes before the start time: 800-225-9448 (U.S. and Canada) and 203-518-9708 (international), Conference ID: BLDRQ323. A replay of the call will be available at 12:00 p.m. Central Time through Wednesday, November 8, 2023. To access the replay, please dial 800-839-8317 (U.S. and Canada) or 402-220-6070 (international). The live webcast and archived replay can also be accessed on the Company's investor relations website at

investors.bldr.com under the Events and Presentations section. The online archive of the webcast will be available for approximately 90 days.

Upcoming Events

Management will participate in investor meetings at the Baird Industrial Conference in Chicago on Wednesday, November 8, 2023, and at the Stephens Annual Investment Conference in Nashville on Wednesday, November 15, 2023.

The Company will host an Investor Day and high-speed truss facility tour in Atlanta on Tuesday, December 5, 2023, with the formal schedule beginning at 8:30 a.m. Eastern Time. The event will feature presentations by the executive management team and multiple Q&A sessions. A live webcast and an archived copy of the webcast will be made available on https://investors.bldr.com.

About Builders FirstSource

Headquartered in Irving, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery, and installation of a full range of structural and related building products. We operate in 42 states with over 570 locations and have a market presence in 47 of the top 50 and 88 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork, and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; such risks or uncertainties include those related to the Company’s growth strategies, including acquisitions, organic growth and digital strategies, or the dependence of the Company’s revenues and operating results on, among other things, the homebuilding industry and, to a lesser extent, repair and remodel activity, which in each case is dependent on economic conditions, including inflation, interest rates, consumer confidence, labor and supply shortages, and also lumber and other commodity prices. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, severance and gain on sale of assets and other one-time costs. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense, technology implementation expense, debt issuance, and refinancing cost and amortization expense offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and diluted Adjusted net income per share as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income and Adjusted net income per diluted share, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring costs such as professional and legal fees associated with our acquisitions and enterprise resource planning (ERP) program. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@bldr.com

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net sales	$4,534,264	$5,761,463	$12,946,468	$18,368,853
Cost of sales	2,953,162	3,746,731	8,399,020	12,109,601
Gross margin	1,581,102	2,014,732	4,547,448	6,259,252
Selling, general and administrative expenses	939,474	1,000,204	2,861,565	3,015,051
Income from operations	641,628	1,014,528	1,685,883	3,244,201
Interest expense, net	50,193	44,111	145,317	156,140
Income before income taxes	591,435	970,417	1,540,566	3,088,061
Income tax expense	139,978	232,410	350,704	723,205
Net income	$451,457	$738,007	$1,189,862	$2,364,856

Net income per share:
Basic	$3.62	$4.75	$9.19	$14.12
Diluted	$3.59	$4.72	$9.10	$13.98
Weighted average common shares:
Basic	124,577	155,309	129,521	167,522
Diluted	125,792	156,493	130,734	169,111

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$1,189,862	$2,364,856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	416,126	355,472
Deferred income taxes	(72,688)	(57,183)
Stock-based compensation expense	35,549	26,652
Other non-cash adjustments	(4,284)	29,213
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(178,955)	(91,485)
Inventories	115,575	(61,926)
Contract assets	(4,287)	(32,596)
Other current assets	23,297	(2,982)
Other assets and liabilities	(16,392)	5,307
Accounts payable	230,576	(31,260)
Accrued liabilities	(24,343)	99,778
Contract liabilities	(14,863)	24,020
Net cash provided by operating activities	1,695,173	2,627,866
Cash flows from investing activities:
Cash used for acquisitions	(142,906)	(619,551)
Purchases of property, plant and equipment	(376,596)	(205,241)
Proceeds from sale of property, plant and equipment	43,406	7,461
Net cash used in investing activities	(476,096)	(817,331)
Cash flows from financing activities:
Borrowings under revolving credit facility	4,025,000	5,267,000
Repayments under revolving credit facility	(3,607,000)	(5,405,000)
Proceeds from long-term debt and other loans	—	1,001,500
Repayments of long-term debt and other loans	(3,190)	(615,082)
Payments of debt extinguishment costs	—	(20,672)
Payments of loan costs	(1,897)	(16,797)
Exercise of stock options	606	440
Repurchase of common stock	(1,624,945)	(1,979,545)
Net cash used in financing activities	(1,211,426)	(1,768,156)
Net change in cash and cash equivalents	7,651	42,379
Cash and cash equivalents at beginning of period	80,445	42,603
Cash and cash equivalents at end of period	$88,096	$84,982

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$88,096	$80,445
Accounts receivable, less allowances of $47,147 and $67,980, respectively	1,618,107	1,448,139
Other receivables	247,431	234,966
Inventories, net	1,331,512	1,426,196
Contract assets	187,987	183,700
Other current assets	100,974	124,201
Total current assets	3,574,107	3,497,647
Property, plant and equipment, net	1,763,153	1,567,631
Operating lease right-of-use assets, net	489,462	485,704
Goodwill	3,521,134	3,456,854
Intangible assets, net	1,348,779	1,550,944
Other assets, net	40,122	36,380
Total assets	$10,736,757	$10,595,160
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,032,093	$803,479
Accrued liabilities	711,905	739,009
Contract liabilities	180,576	193,178
Current portion of operating lease liabilities	98,211	100,758
Current maturities of long-term debt	3,897	6,355
Total current liabilities	2,026,682	1,842,779
Noncurrent portion of operating lease liabilities	416,864	404,463
Long-term debt, net of current maturities, discounts and issuance costs	3,395,349	2,977,842
Deferred income taxes	196,972	269,660
Other long-term liabilities	120,205	137,850
Total liabilities	6,156,072	5,632,594
Commitments and contingencies (Note 11)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 123,400 and 138,864 shares issued and outstanding at September 30, 2023, and December 31, 2022, respectively	1,234	1,389
Additional paid-in capital	4,261,107	4,257,667
Retained earnings	318,344	703,510
Total stockholders' equity	4,580,685	4,962,566
Total liabilities and stockholders' equity	$10,736,757	$10,595,160

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(in millions)	2023	2022	2023	2022	2023
Reconciliation to Adjusted EBITDA:
GAAP net income	$451.5	$738.0	$1,189.9	$2,364.9	$1,574.4
Acquisition and related expense	(1.0)	16.2	26.9	41.7	33.0
Technology implementation expense	25.5	7.1	51.6	11.7	69.0
Debt issuance and refinancing cost (1)	-	-	0.7	27.4	0.7
Amortization expense	83.5	76.7	252.9	212.5	343.0
Tax-effect of adjustments to net income	(25.9)	(24.0)	(79.7)	(70.4)	(107.0)
Adjusted net income	$533.6	$814.0	$1,442.3	$2,587.8	$1,913.1
Weighted average diluted common shares	125.8	156.5	130.7	169.1
Diluted adjusted net income per share:	$4.24	$5.20	$11.03	$15.30
Reconciling items:
Depreciation expense	$57.1	$49.0	$163.2	$143.0	$214.8
Interest expense, net	50.2	44.1	144.6	128.7	186.8
Income tax expense	165.9	256.4	430.4	793.6	557.0
Stock compensation expense	12.1	8.5	35.5	26.7	40.2
Other management-identified adjustments (2)	(5.6)	(0.2)	(2.2)	(0.1)	(1.2)
Adjusted EBITDA	$813.3	$1,171.8	$2,213.8	$3,679.7	$2,910.7
Adjusted EBITDA margin	17.9%	20.3%	17.1%	20.0%	16.8%

(1) Costs associated with issuing and extinguishing long term debt in 2021 and 2022. (2) Primarily relates to severance, gain on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Net sales	$4,534.3	$5,761.5	$12,946.5	$18,368.9
Cost of sales	2,953.2	3,746.8	8,399.1	12,109.6
Gross margin	1,581.1	2,014.7	4,547.4	6,259.3
Gross margin %	34.9%	35.0%	35.1%	34.1%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	16.8%	14.6%	18.0%	14.0%
Adjusted EBITDA	813.3	1,171.8	2,213.8	3,679.7
Adjusted EBITDA margin %	17.9%	20.3%	17.1%	20.0%
Depreciation expense	(57.1)	(49.0)	(163.2)	(143.0)
Interest expense, net of debt issuance cost and refinancing	(50.2)	(44.1)	(144.6)	(128.7)
Income tax expense	(165.9)	(256.4)	(430.4)	(793.6)
Other adjustments	(6.5)	(8.3)	(33.3)	(26.6)
Adjusted net income	$533.6	$814.0	$1,442.3	$2,587.8
Basic adjusted net income per share:	$4.28	$5.24	$11.14	$15.45
Diluted adjusted net income per share:	$4.24	$5.20	$11.03	$15.30
Weighted average common shares
Basic	124.6	155.3	129.5	167.5
Diluted	125.8	156.5	130.7	169.1

(1) Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock compensation, acquisition, integration and other expenses.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023		September 30, 2023
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$13.8	$1,300.0	$41.4	$1,300.0
2032 Unsecured notes @ 6.375%	11.2	700.0	33.5	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	20.6	550.0
2027 Secured notes @ 6.75%	-	-	-	-
Revolving credit facility @ 6.90% weighted average interest rate	12.6	682.0	31.0	682.0
Amortization of debt issuance costs, discount and premium	1.2	-	3.5	-
Finance leases and other finance obligations	4.8	196.3	14.8	196.3
Debt issuance and refinancing cost	-	-	0.7	-
Cash	-	(88.1)	-	(88.1)
Total	$50.5	$3,340.2	$145.5	$3,340.2

	Three Months Ended	Nine Months Ended
(in millions)	September 30, 2023	September 30, 2023
Free Cash Flow
Operating activities	$649.5	$1,695.2
Less: Capital expenditures, net of proceeds	(111.7)	(333.0)
Free cash flow	$537.8	$1,362.2

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended September 30,
	2023		2022
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,197.9	26.4%	$1,501.0	26.1%	-20.2%
Windows, doors & millwork	1,102.1	24.3%	1,292.8	22.4%	-14.8%
Value-added products	2,300.0	50.7%	2,793.8	48.5%	-17.7%

Specialty building products & services	1,083.8	23.9%	1,150.5	20.0%	-5.8%
Lumber & lumber sheet goods	1,150.5	25.4%	1,817.2	31.5%	-36.7%
Total net sales	$4,534.3	100.0%	$5,761.5	100.0%	-21.3%

	Nine Months Ended September 30,
	2023		2022
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$3,592.3	27.7%	$4,533.0	24.6%	-20.8%
Windows, doors & millwork	3,242.7	25.1%	3,537.0	19.3%	-8.3%
Value-added products	6,835.0	52.8%	8,070.0	43.9%	-15.3%

Specialty building products & services	3,030.2	23.4%	3,309.2	18.0%	-8.4%
Lumber & lumber sheet goods	3,081.3	23.8%	6,989.7	38.1%	-55.9%
Total net sales	$12,946.5	100.0%	$18,368.9	100.0%	-29.5%